Exhibit 99.1
For Immediate Release
CONTACT:
James M. Harrison, President
or
Michael A. Correale, Chief Financial Officer
Amscan Holdings, Inc.
914-345-2020
AMSCAN HOLDINGS, INC. ANNOUNCES PLANS TO REFINANCE SENIOR SECURED TERM LOAN
ELMSFORD, NEW YORK (November 10, 2010) — Amscan Holdings, Inc. (the “Company”) today announced that it intends to refinance its existing senior secured term loan credit facility due in 2013 (the “Existing Credit Facility”) with a new $675 million senior secured term loan credit facility (the “New Credit Facility”), the proceeds of which will be used to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility and to fund a cash dividend of approximately $310 million. The New Credit Facility is expected to have a seven-year maturity and, subject to certain changes to be agreed upon with the joint lead arrangers, will have covenants substantially similar to those in its Existing Credit Facility.
The entry into the New Credit Facility will be contingent upon, among other things, a successful syndication and the satisfaction of conditions precedent to the definitive documentation therefor. In addition, in order to among other things permit the loans under the New Credit Facility, the Company will concurrently seek an amendment to its existing senior secured revolving credit facility. The Company has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as administrative agent, Credit Suisse and Goldman Sachs Lending Partners LLC (“Goldman Sachs”) as joint lead arrangers; Goldman Sachs and Wells Fargo Securities LLC (“Wells Fargo”) as co-syndication agents; Deutsche Bank Securities Inc. (“Deutsche Bank”) and Barclays Capital (“Barclays”) as co-documentation agents and Credit Suisse, Goldman Sachs, Wells Fargo, Deutsche Bank and Barclays as joint bookrunners for this transaction.
The material terms of the New Credit Facility and the amendment to the existing senior secured revolving credit facility, including those described above, could change materially between the date hereof and the effectiveness of the New Credit Facility.
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Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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